Exhibit 10.5

CH2M HILL Companies, Ltd.

Amended and Restated Deferred Compensation Plan

ARTICLE I

INTRODUCTION

1.1 Establishment.   CH2M HILL Companies, Ltd., a Delaware corporation, hereby establishes the CH2M HILL Companies, Ltd. Amended and Restated Deferred Compensation Plan effective as of October 30, 2014, for the purpose of providing Participants with an opportunity to defer compensation that would otherwise be currently payable to Participants.  This Plan constitutes an unsecured promise by the Company to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Company.  Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and will remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. This Plan amends, restates, supersedes and combines into a single document the Restated and Amended Deferred Compensation Plan, previously amended and restated as of January 1, 2005 and the Executive Deferred Compensation Plan, previously amended and restated as of January 1, 2005.

1.2 Purposes.   The purposes of the Plan are to provide Participants with added incentives to continue in the long-term service of the Company, to provide a financial incentive that will help the Company attract, retain and motivate the Employees, and to recognize the valuable services performed on its behalf by certain employees of the Company and Affiliated Companies.

1.3 Regulatory Changes.  It is the intention of the Company to administer this Plan as it applies to all amounts deferred after January 1, 2005 in accordance with the requirements of Section 409A; and to administer this Plan as it applies to all amounts deferred prior to January 1, 2005 without regard to the requirements of Section 409A, to the extent that Section 409A so permits.

ARTICLE II

DEFINITIONS

2.1 “Account” means a recordkeeping account under the Plan for a Participant as set forth or established in Section 4.1.

2.2 “Affiliated Companies” means any corporation, limited liability company, partnership or other business entity or division or department of an entity, having employees to whom the Plan Sponsor has extended (with the acceptance of such entity), and, if such ownership level is less than 50%, for legitimate business reasons, the benefits of this Plan, or any successor entities of such an entity. and in which the Plan Sponsor owns directly or indirectly at least 20% of the entity.

2.3   “Annual Incentive Pay” means any payments or bonuses awarded under the CH2M HILL Companies, Ltd. Annual Incentive Plan  or other annual incentive remuneration to be paid to the Participant by the Company and Affiliated Companies which is payable in cash or Stock as approved by the Committee.

2.4“Base Salary” means the annual base salary of the Employee effective on January 1 of the Plan Year, excluding distributions from nonqualified deferred compensation plans, bonuses, other Incentive Pay paid to the Employee by the Company and Affiliated Companies, commissions, fringe benefits, equity awards, relocation expenses, non-monetary awards, automobile and other allowances and compensation paid during any period of disability as determined under the Company’s short term or long term disability plan.  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income pursuant to a cafeteria plan or 401(k) plan established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

2.5 “Beneficiary” means the person or persons or other entity or entities that have been designated by the Participant to receive, after the Participant’s death, benefits under the Plan in accordance with the terms of the Plan.  The designation by the Participant must be on forms prescribed by the Company and must be filed with the Company.  If the Participant fails to designate a Beneficiary, or if the designated Beneficiary fails to survive the Participant, the benefits due hereunder shall be paid to the Participant’s estate.  Beneficiary designations may be revoked or changed by filing a new Beneficiary designation with the Company.

2.6 “Board” means the Board of Directors of the Plan Sponsor.

2.7  “Cause” shall mean a Participant’s:

(i)  conviction for commission of a felony or a crime involving moral turpitude;

(ii) willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates; or

(iii) willful neglect or gross misconduct in the performance of the Participant’s duties hereunder (other than such failure resulting from the Participant’s incapacity due to physical or mental illness).

No act, or failure to act, on the part of the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant without reasonable belief that his action or omission was in the best interest of the Company.

2.8  “CEO” means the Chief Executive Officer of CH2M HILL Companies, Ltd.

2.9  “CHRO” means the Chief Human Resources Officer of CH2M HILL Companies, Ltd.

2.10    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11 “Committee” means a committee established under Article VIII of the Plan.

2.12 “Company” means the Plan Sponsor and the Affiliated Companies.

2.13  “Compensation” means Base Salary and Incentive Pay.

2.14  “Constructive Termination” means, without the Participant’s express written consent, the occurrence of any of the following:

(i)  Change in Responsibilities.    (1) The assignment to the Participant of any duties or responsibilities inconsistent in any material adverse respect with the Participant's position(s), duties, responsibilities or status immediately prior to such Change of Control (including any diminution of such duties or responsibilities); or (2) a material adverse change in the Participant's reporting responsibilities, titles or offices with the Plan Sponsor or successor as in effect immediately prior to such Change of Control.

(ii)  Change in Compensation.  Any material reduction by the Plan Sponsor or successor in the Participant's total compensation package, including any material adverse change in the annual salary, the incentive bonus ranges and targets as compared to the compensation package in effect immediately prior to such Change of Control.

(iii)  Change in Location.    Any requirement of the Plan Sponsor or successor that the Participant (1) be based anywhere more than 25 miles from the facility where the Participant is located at the time of the Change of Control; or (2) travel on the Plan Sponsor’s or successor’s business to an extent substantially greater than the travel obligations of the Participant immediately prior to such Change of Control.

(iv) Material Breach.  Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services.

(v)  Assumption of this Agreement.    The failure of the Plan Sponsor to assign and obtain the assumption of the Participant’s Change of Control Agreement from any successor.

Inadvertent Action.  An action taken in good faith and which is remedied by the Plan Sponsor or successor within 30 calendar days after receipt of notice thereof given by the Participant shall not constitute Constructive Termination.  The Participant must provide notice of termination of employment within 30 calendar days of the Participant’s knowledge of an event constituting Constructive Termination or such event shall not constitute Constructive Termination.

2.15  “Deferral Election Form” means the form pursuant to which the Participant elects to reduce his Base Salary or Incentive Pay.

2.16  “Director” means a member of the Board.

2.17  “Effective Date” means the effective date of this amendment and restatement Plan which is January 1, 2011

2.18  “Employees” means those individuals who are employed by the Company or any of the Affiliated Companies.

2.19  “Employer” means the Company and/or any of its subsidiaries and any Affiliated Companies (now in existence or hereafter formed or acquired).

2.20  “Fair Value” means the price per share denominated in United States dollars, as determined by the Board from time to time, on the date Fair Value is being determined, in accordance with Section 409A.

2.21  “Incentive Pay” means any payments or bonuses awarded under the CH2M HILL Companies, Ltd. Annual Incentive Plan (as applicable), CH2M HILL Companies, Ltd. Long Term Incentive Plan, or other incentive remuneration to be paid to the Participant by the Company and Affiliated Companies which is payable in cash or Stock as approved by the Committee.

2.22  “Key Employee” shall mean any Participant who is a “specified employee” for purposes of Section 409A as determined annually by the Committee in accordance with the Treasury Regulations.

2.23   “Long Term Incentive Pay” means any payments or bonuses awarded under the CH2M HILL Companies, Ltd.  Long Term Incentive Plan, or other incentive remuneration to be paid to the Participant by the Company and Affiliated Companies which is payable in cash or Stock for multi-year performance periods, as approved by the Committee.

2.24  “Participant” means an Employee designated by the Committee to participate in the Plan.

2.25  “Performance-Based Compensation” means compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with the Treasury Regulations.

2.26 “Plan” means the CH2M HILL Companies, Ltd. Deferred Compensation Plan.

2.27 “Plan Sponsor” means CH2M HILL Companies, Ltd.

2.28 “Plan Year” means the 12 consecutive month period ending each December 31.

2.29 “Retirement” means the termination of employment or significant reduction in hours by the Participant on or after age 55 that constitutes a Separation from Service.

2.30  “Section 409A” means Section 409A of the Code.

2.31  “Senior Executive” means a Participant who is eligible for the Company Matching Contribution as determined by the Committee.

2.32 “Separation from Service” means a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death, as determined by the Committee in accordance with the Treasury Regulations.  In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)For a Participant who provides services to an Employer as an Employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer.  A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)Notwithstanding the foregoing provisions in this part (b), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by the Treasury Regulations the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee.

2.33    “Serious Financial Hardship” means an unforeseeable emergency causing severe financial hardship to the Participant resulting from one or more of the following:

(a)	Accident or sudden and unexpected illness involving the Participant, a member of the Participant’s immediate family or household or another dependent, (as defined in Code Section 152).

(b)	Loss of the Participant’s property due to casualty.

(c)	Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(d)	The need to pay for funeral expenses of a spouse, beneficiary, or a dependent (as defined in Code Section 152(a)).

2.34  “Stock” means the common stock of the Plan Sponsor and any stock issued or issuable subsequent to the Effective Date in substitution for the common stock.

2.35   “Termination Date” means the date on which the Participant Separates from Service with the Company.

2.36  “Treasury Regulations” means the regulations promulgated under Section 409A.

2.37  “Trust” means the CH2M HILL Companies, Ltd. Deferred Compensation Trust Agreement.

2.37  “Trustee” means the trustee pursuant to the CH2M HILL Companies, Ltd.  Deferred Compensation Trust Agreement which is currently Wells Fargo Bank West, National Association.

ARTICLE III

PARTICIPATION

The Committee, in its sole discretion, shall designate the Employees who may participate in the Plan for a Plan Year from among the Employees of the Company.  The Employees who are eligible for designation for participation shall be those Employees who are members of a select group of management or highly compensated employees.  Participation in the Plan will be on a Plan Year by Plan Year basis, and participation for any Plan Year will not, in and of itself, entitle an Employee to participate for any other Plan Year.

ARTICLE IV

ACCOUNT AND DEFERRALS

4.1  Account.    The Company will maintain an Account for each Participant to reflect the amount payable to the Participant under the Plan.  The Company shall distribute benefit statements reflecting the current amount in the Participant's Account to the Participant on an annual basis. Any amount that the Participant elects to defer shall increase the balance in the Participant’s Account. Any amounts distributed to the Participant or the Participant’s Beneficiary shall decrease the balance in the Participant’s Account.

4.2  Deferrals.       A Participant may elect to defer Compensation by submitting a Deferral Election Form during the applicable enrollment periods established by the Committee and set forth in Section 4.3.

Deferrals from Base Salary shall be withheld in substantially equal amounts from Base Salary payable for the Plan Year for which the deferral is made.  Deferrals from Incentive Pay shall be withheld from the Incentive Pay otherwise payable for the Plan Year for which the deferral is made.

If any Participant Separates from Service for any reason during a Plan Year for which compensation is to be deferred, the actual deferral specified in the Participant’s election for the Plan Year shall be adjusted to equal the actual amounts deferred prior to such separation.  Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by this Section 4.2, Section 409A and the Treasury Regulations, the maximum amount of the Participant’s Base Salary or Incentive Pay that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages, as determined by the Committee, to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.

4.3  Time and Method of Election to Defer.

(a)A Participant may make a deferral election at any time prior to the beginning of the Plan Year for Compensation for services rendered during the Plan Year.  Any election so made shall be irrevocable with respect to a Plan Year that has commenced, except that in the event of Serious Financial Hardship, the Committee, in its sole discretion, shall have the power to cease further deferrals by the Participant.  If no election is made, all Compensation shall be paid on a regular basis during the Plan Year.  Election shall be made in writing on the form provided by the Company.

(b)An Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with the Treasury Regulations, may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits an election form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

(c)Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an election form on or before the deadline established by the Committee, which in no event shall be later than 6 months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 4.3(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation.  In no event shall a deferral election submitted under this Section 4.3(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

4.4  Company Matching Contributions.  The Company shall contribute a matching contribution based on each Senior Executive’s deferral contributions made pursuant to Section 4.2 in an amount determined by the Committee.  This amount may differ for different Senior Executives and may be based on Participant’s Compensation in excess of the limitation imposed on compensation under Code Section 401(a)(17) for the Plan Year (or another amount as determined by the Committee).  The Company matching contribution shall only be allocated to the Participant if the Participant is employed by the Company or an Affiliated Company on the last day of the Plan Year and any matching contributions to the Plan prior to the last day of the Plan Year shall be forfeited by any Participant is not employed by the Company or an Affiliated Company on the last day of the Plan Year.

4.5  Company Discretionary Contributions.  The Company may, at the discretion of the Committee, contribute a discretionary contribution for any Plan Year to the Account of any Senior Executive or Senior Officer in any amount determined by the Committee.

4.6  Crediting of Earnings, Gain or Loss on Participant Account.   The Participant’s Account shall be credited with earnings, gain or loss in accordance with the provisions of this Section.

Deemed Investments.  The Company shall select the investment vehicles that are available for investment under the Plan.  Earnings, gain or loss shall continue to be credited until the balance in the Participant’s Account is eliminated.

Crediting of Earnings Based on Selected Investment Vehicles. Following the end of day the New York Stock Exchange is open for business, the Participant’s Account shall be credited with earnings, gain or loss equal to the rate of return earned on investment vehicles with respect to any portion of the Participant’s Account not invested in Stock. If the Participant does not select any investment vehicle, earnings, gain or loss shall be credited to the Participant’s Account as if the Participant had selected the lowest risk investment available under the Plan.

Stock Contributions.   A Participant’s deferral of Stock shall be deemed invested in Stock, must remain invested in Stock, and must be distributed in Stock. Participants shall not be permitted to select any other investment vehicles with respect to a Stock deferral.  The number of shares of Stock contributed by a Participant shall be allocated to the Participant’s Account in the Plan. The accounting records for the portion of the Participant’s Account deemed invested in Stock shall be maintained in shares rather than dollar values.

For the purpose of crediting earnings, gain or loss on Stock contributions, Stock contributions shall be deemed to be credited as of the day the Stock would have been received by the Participant. Earnings, gain or loss shall continue to be credited until the balance in the Participant’s Account is eliminated.

Changes in Investment Vehicle Selection.  The Committee shall establish rules and procedures for the timing and frequency of investment vehicle selection. With respect to any investment vehicle other than Stock approved by the Committee, a Participant may change his or her investment selection as of each day during which the New York Stock Exchange is open for business.

Trust Investments May Be Different Than Participant Account.   The selection of investment vehicles shall be taken into account solely for the purpose of crediting earnings, gain or loss on the Participant’s Account. The Trustee shall not be required to invest assets of the Trust in accordance with the investment vehicles selected by Participants. Regardless of whether the Trustee invests the Trust in Stock, a Participant’s deemed investment  in Stock shall be treated as held directly by the Participant solely for the purpose of determining whether the Participant has exceeded the employee ownership limitations established by the Company and the Board.

4.7    Withholding Requirement.    The Company has the discretion to make a lump sum distribution of a portion of a Participant’s vested Account in an amount sufficient to satisfy the Participant’s share of FICA and other employment taxes attributable to the Participant’s vested interest in the Participant’s Account and all federal, state and local withholding tax liabilities resulting from such distribution.  The Company shall withhold these amounts in order to satisfy federal, state and local withholding tax requirements.  All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participant.  If Stock is distributed, the Company may in its discretion (1) first withhold taxes relating to all Plan distributions made to the Participant from any cash distributions, and then if cash distributions are insufficient to cover the entire tax withholding obligation, provide the Participant with shares of Stock net of the remaining tax withholding obligation, or (2) withhold separately from the cash and Stock distributions on a pro rata basis, with cash distributed to the Participant net of the tax withholding obligation on the cash and shares of Stock distributed to the Participant net of the tax withholding obligation on the Stock, or (3) withhold according to any other withholding method that is allowed by law.

ARTICLE V

VESTING AND INVESTMENT OF BENEFIT

5.1  Vesting.   All amounts withheld from the Participant’s compensation and earnings, gain, or loss thereon shall be 100% vested at all times.  Company contributions made pursuant to Section 4.4 and Section 4.5 shall be 100% vested after the Participant has satisfied the requirements for Retirement, on the Participant’s Separation from Service due to death or disability, or as otherwise determined by the Committee.

Except as otherwise provided above for Separations from Service due to death or disability, for Company contributions made prior to January 1, 2011, the Participant shall be vested in the Participant’s Account attributable to Company contributions, and earnings, gain, or loss thereon in accordance with the following schedule:

Years of Vesting Service	Vested %
Less than 2 years	0%
More than 2, but less than 3 years	20%
More than 3, but less than 4 years	40%
More than 4, but less than 5 years	60%
More than 5, but less than 6 years	80%
6 or more years	100%

A Participant shall be credited with one Year of Vesting Service for each full year in the Participant’s period of service commencing with the day the Participant first performed an hour of service with the Company or any Affiliated Company and ending on the date the Participant Separates from Service with the Company and all Affiliated Companies.  Years of Service are  based on the adjusted date of service for vesting, not date of hire. All Company contributions made pursuant to Section 4.4 and Section 4.5, and earnings, gain, or loss thereon will be forfeited if the Participant voluntarily Separates from Service without qualifying for Retirement, regardless of vesting.

For Company contributions made pursuant to the Plan prior January 1, 2011,  the vesting provisions of Section 5.1 of the Plan prior to the 2011 amendment and restatement shall continue to apply.

5.2  Subject to Trust.    All amounts credited to an Participant's Account under the Plan shall be subject to the claims of general creditors of the Company and Affiliated Companies.  All amounts contributed with respect to a Participant to the Trust shall be held in accordance with the terms of the Trust.

5.3  Insurance.  The Company and Affiliated Companies, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of any Participant, in such amounts and in such forms as the Plan Sponsor may choose. The Plan Sponsor or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Plan Sponsor, the Participant shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Plan Sponsor has applied for insurance.

ARTICLE VI

PAYMENT OF BENEFIT

6.1  Elections.   Payment from the Participant’s Account shall be governed by the election(s) made by the Participant on form(s) provided to the Committee which specifies the manner in which the Participant’s Account will be distributed, except that as soon as administratively practicable following the distribution date elected (and in any event within 60 days after such date),  the Participant’s entire vested balance in the Account shall be distributed to the Participant in a single lump sum if such distribution is due to a Separation from Service, unless the Participant Termination Date is on or after the Participant’s Retirement.  The Participant may elect any of the forms of payment permitted and the timing of payment from the methods permitted (lump sum or installment) and the distribution shall be determined by each individual election, except that if the Participant’s Account is less than $10,000 on the date benefits will commence, the Participant shall receive a lump sum payment of his Account, and, provided further, that the timing of payments must be deferred at least three years after the end of the Plan Year for which the contributions that relate to the payments are made unless otherwise determined by the Committee and no distribution of Company contributions made pursuant to Section 4.4 and Section 4.5 after December 31, 2010 can be made or commence prior to a Separation from Service due to Retirement or as otherwise determined by the Committee.

The Participant’s election with respect to the form of payment and with respect to the timing of payment shall be made prior to the beginning of the Plan Year in which the Participant contributes to the Plan and will specifically determine distribution for contributions made and earnings thereon made pursuant to that election or prior to the Participant’s first contribution if initial eligibility is after the start of a Plan Year.  For amounts credited to a Participant’s Account on or after January 1, 2005, the Participant may submit a subsequent election with respect to the form of payment or the timing of the payment; however, such subsequent election shall be effective only if: (a) the election is submitted at least 12 months prior to the earlier of the Participant’s death, Termination Date, or the date elected by the Participant with respect to distribution timing and (b) the payment with respect to which such election is made (except in the event of death) must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made.  As to the amounts credited to a Participant’s Account prior January 1, 2005, and the earnings and losses credited thereto, with respect to such amounts, the Participant may submit a subsequent election with respect to the form of payment or the timing of the payment; however, such subsequent election shall be effective only if the election is submitted at least 12 months prior to the earlier of the Participant’s death, Termination Date, or the date elected by the Participant with respect to distribution timing. If the Participant fails to make an election with respect to the form and timing of payments for a Plan Year, amounts credited to the Participant’s Account for the Plan Year pursuant to the Participant’s deferral elections, and the earnings credited thereto, will be distributed in a single lump sum on the Participant’s Separation from Service and amounts credited to the Participant’s Account for the Plan Year pursuant to the Company’s contributions made after December 31, 2010, and the earnings and losses credited thereto, will be distributed in a five annual installments commencing with the Participant’s Separation from Service qualifying as a Retirement.  The Participant may make a subsequent election with respect to the form of payment or the timing of the payment in compliance with the requirements of this Section 6.1 even if the Participant failed to make an initial deferral election.

6.2  Timing of Payment Permitted.  Subject to Section 6.1, each Participant may elect the time when distributions will commence from the Participant’s Account from among the following options: (a) the Participant’s Retirement, (b) the date specified by the Participant (which may not be between December 1 and December 31 of any year) which, with respect to Company contributions made pursuant to Section 4.4 and Section 4.5 after December 31, 2010, cannot be prior to the time the Participant qualifies for Retirement or as otherwise determined by the Committee, and (c) any additional times permitted by the Committee, in its sole discretion, from time to time provided, however, that the timing of any payment shall be subject to the provisions of Section 11.10. However, the Participant’s vested Account will be distributed in a single lump sum if the Participant has a Termination Date prior to the elected distribution commencement date and to qualifying for Retirement, and as soon as administratively practicable following a Participant’s Termination Date (and in any event within 60 days after the Termination Date has occurred, provided, however, that if such Termination Date occurs on or after December 1, the distribution will be made in the next calendar year).  The Participant’s Account will be distributed in the form of payment elected by the Participant as permitted by Section 6.3 if the Participant has a Termination Date on or after qualifying for Retirement, and as soon as administratively practicable following such Participant’s Termination Date (and in any event within 60 days after the Termination Date has occurred, provided, however, that if such Termination Date occurs on or after December 1, the distribution will be made in the next calendar year and each subsequent installment distribution, if any, will be made on the anniversary of such distribution date). Although Participants may elect a separate form and timing of distribution of amounts which relate to each Plan Year, each payment shall be deemed to be a separate payment for purposes of Section 409A.

6.3  Forms of Payment Permitted.  Subject to Section 6.1, each Participant may elect one or more of the following forms of payment:  (a) single sum payment in cash and Stock (to the extent of Stock deferrals in the Participant’s Account), (b) annual installment payments over 5, 10, or 15 years in cash and Stock (to the extent of Stock deferrals in the Participant’s Account), and (c) any additional forms permitted by the Committee, in its sole discretion, from time to time. All Stock deferrals shall be distributed in Stock.  Each annual installment shall be determined by dividing the Participant’s Account by the number of remaining installments.

6.4 Designation of Beneficiary.    Each Participant may designate one or more Beneficiaries (who may be designated contingently or successively) to whom the Participant’s Account is payable in the event of the Participant's death.  Each designation will automatically revoke any prior designations by the same Participant.  The beneficiary designation shall be in writing on a form prescribed by the Committee.  Any beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the Participant.

6.5  Death or Disability Prior to Commencement.  If the Participant dies or Separates from Service due to a disability prior to commencement of distribution of the Participant’s Account, the Participant’s Account shall be distributed in a lump sum to the Participant or Participant’s Beneficiary as soon as administratively practicable following the Participant’s death or disability (and in any event within 60 days after the such date, provided, however, that if such death or disability occurs on or after December 1, the distribution will be made in the next calendar year)

6.6 Death After Commencement.  If the Participant dies after commencement of distribution of benefits, but prior to the complete distribution of all benefits to which the Participant is entitled under the Plan, payment of the remaining balance of the Participant’s Account shall be distributed in a lump sum to the Participant’s Beneficiary as soon as administratively practicable following the Participant’s death (and in any event within 60 days after the date of death occurred, provided, however, that if such death occurs on or after December 1, the distribution will be made in the next calendar year).

6.7 Early Distributions on Account of Serious Financial Hardship.  In the event of Serious Financial Hardship of a Participant, the Participant may request distribution of some or all of the Participant’s Account allocable to the Participant’s deferral contributions pursuant to Section 4.1 and the earnings and losses credited thereto.  The Committee may require such evidence as it deems necessary to determine if a distribution is warranted.  The Committee shall have the power to cease further deferrals by the Participant in lieu of or in addition to permitting a distribution.  Payment shall not be made to the extent that the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause Serious Financial Hardship.  Distribution shall be limited to the amount necessary to meet the emergency need.

6.8 Separation from Service after Change of Control.  Notwithstanding anything to the contrary in this Article, if a Participant has a Separation from Service as an Employee within two years after a Change of Control, the Participant shall be 100% vested in the Participant’s Account and payment of the Participant’s entire Account shall be made to the Participant in a lump sum as soon as practical after termination of employment (and in any event within 60 days after the Termination Date).

6.9 Separation from Service Prior to Change of Control.   Notwithstanding anything to the contrary in this Article, if a Participant has a Separation from Service as an Employee (actually or pursuant to a Constructive Termination (as defined below)) prior to a Change of Control, and the Participant reasonably demonstrates that such separation was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and a Change of Control involving such third party occurs, the Participant shall be 100% vested in the Participant’s Account.

6.10 Separation from Service for Cause; Separation from Service Prior to Qualifying for Retirement Other than Due to Death or Disability .  Notwithstanding anything to the contrary in this Plan, if a Participant has a Separation from Service for Cause at any time or for reasons other than death or disability prior to qualifying for Retirement, the Participant’s Account balances attributable to Company contributions made pursuant to Section 4.4 and 4.5, and the earnings attributable there to, will be forfeited upon termination or as otherwise determined by the Committee.

ARTICLE VII

CHANGE OF CONTROL

Change of Control.   For purposes of the Plan, a Change of Control will occur if any one of the following events occurs:

(a)Any one person, or more than one person acting as a group, acquires ownership of stock of CH2M HILL Companies, Ltd. that, together with stock held by such person or group, constitutes more than 50% of the total Fair Value of  CH2M HILL Companies, Ltd. stock.  However, if any one person or more than one person acting as a group, owns more than 50% of the total Fair Value of CH2M HILL Companies, Ltd. stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of CH2M HILL Companies, Ltd. (or to cause a change in the effective control of CH2M HILL Companies, Ltd.).

(b)There is a change in the effective control of CH2M HILL Companies, Ltd..  A change in the effective control of CH2M HILL Companies, Ltd. occurs on the date that either:

(i)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CH2M HILL Companies, Ltd. that represents 30% or more of the total voting power of CH2M HILL Companies, Ltd. stock; or

(ii)a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c)Any one person, or more than one person acting as a group, acquires ownership of all or substantially all of the assets of CH2M HILL Companies, Ltd.

(d)The stockholders of CH2M HILL Companies, Ltd. approve a plan of liquidation or dissolution of CH2M HILL Companies, Ltd. and such transaction is consummated.

For purposes of the definition in this Section 7.1 “persons acting as a group” shall have the following meaning:  Persons will not be considered to be acting as a group solely because they purchased stock of CH2M HILL Companies, Ltd. at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For the avoidance of doubt, this Section shall be interpreted in accordance with Treasury guidance for the definition of Change of Control under Section 409A.

ARTICLE VIII

PLAN ADMINISTRATION

8.1 Committee.  The Plan shall be administered by the Compensation Committee appointed by and serving at the pleasure of the Board.  The composition of the Committee shall consist of those members as described in the Charter of the Committee, as may be amended from time to time (the “Charter”).

8.2 Committee Meetings and Actions.  The Committee shall hold meetings and have the authority to take such action as determined in the Charter

8.3 Powers of Committee.  The Committee shall, in its sole discretion, select the Participants from among the Employees and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan.  The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Plan Sponsor and the Participants. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may from time to time delegate its responsibilities as it determines is necessary, in its sole discretion.  The Committee may correct any defect, supply any omission, reconcile any inconsistency in the Plan or in any agreement entered into under the Plan, and reconcile any inconsistency between the Plan and any Agreement in the manner and to the extent it shall deem expedient, and the Committee shall be the sole and final judge of such expediency.  No member of the Committee shall be liable for any action or determination made in good faith.  The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.  The Committee has delegated to the CEO and CHRO, acting jointly, the ability to make decisions about the establishment of election periods, the minimum deferral period, the permitted timing of payments, the permitted forms of payment, vesting of Company contributions subject to Section 5.1 and other administrative features of the Plan as well as to select those Employees (other than the CEO and CHRO) who will participate in the Plan from time to time; provided, however, that the timing of any payment shall be subject to the provisions of Section 11.10.  The CEO and CHRO shall inform the Committee of any such decisions at the next regularly scheduled Committee meeting.  Day to day administration of the Plan shall be performed by employees of the Company.

8.4 Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Participants’ Account.

8.5 Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf.  The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Plan Sponsor's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IX

CLAIMS PROCEDURE

9.1 Claims Must Be Submitted Within 60 Days.  A Participant or Beneficiary may submit a written request to the Committee for a determination with respect to the amount of benefits distributable.  Within 60 days of receiving a benefit determination or distribution under the Plan, a Participant or Beneficiary may contest the determination or distribution by filing a written claim for benefits with the Committee. All claims for benefits must be filed with the Committee no later than 60 days after the date the Participant or Beneficiary first receives notice of the benefit determination or distribution.

9.2 Determination of Claim.  The Committee shall make all determinations as to the right of any person to a benefit or the amount of such benefits under this Plan, and shall decide all claims for benefits filed under the Plan. The Committee must evaluate submitted claims and notify the Participant or Beneficiary of its determination within 90 days after the request is received. If special circumstances exist, this time period may be extended to a total of 180 days. If a claim for benefits is denied in whole or in part, the Committee’s determination shall be issued in the form of a Notice of Denial, written in a manner calculated to be understood by the claimant, and setting forth:

(a)the specific reason or reasons for the denial;

(b)specific references to pertinent Plan provisions on which the denial is based;

(c)a description of any additional material and information needed for the claimant to perfect the claim and an explanation of why the material or information is needed; and

(d)an explanation of the Plan’s claims review procedure describing the steps to be taken by a Participant or Beneficiary who wishes to submit his or her claim for review, including any applicable time limits, and a statement of the Participant’s or Beneficiary’s right to bring a civil action under Employee Retirement Income Security Act of 1974, as amended § 502(a) if the claim is denied on review.

A Participant or Beneficiary who wishes to appeal the adverse determination must request a review in writing to the Committee within 60 days after the appealing Participant or Beneficiary received the denial of benefits.

9.3 Appeal Procedure. A Participant or Beneficiary may appeal a denial of benefits. Appeals must be made in writing to the Committee within 60 days after the claimant receives the notice of denial. A Participant or Beneficiary appealing a denial of benefits (or the authorized representative of the Participant or Beneficiary) shall be entitled to:

(a)submit in writing any comments, documents, records and other information relating to the claim and request a review;

(b)review pertinent Plan documents; and

(c)upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Participants or Beneficiaries.

The Committee shall reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.

9.4 Decision on Review.  The decision on review of a denied claim shall be made in the following manner:

(a)The decision on review shall be made by the Committee, who may in its discretion hold a hearing on the denied claim.  The Committee shall make its decision solely on the basis of the written record, including documents and written materials submitted by the Participant or Beneficiary (or the authorized representative of the Participant or Beneficiary).  The Administrator shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing.  In that case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time is required due to special circumstances, the Committee will provide written notice of the extension to the Participant or Beneficiary prior to the time the extension commences, stating the special circumstances requiring the extension and the date by which a final decision is expected.

(b)The decision on review shall be in writing, written in a manner calculated to be understood by the Participant or Beneficiary.  If the claim is denied, the written notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the Participant’s or Beneficiary’s right to bring an action under ERISA § 502(a), and a statement that the Participant or Beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

The Committee’s decision on review shall be final.  In the event the decision on review is not provided to the Participant or Beneficiary within the time required, the claim shall be deemed denied on review.

9.5 Lawsuits Must Be Filed Within 18 Months. Any lawsuit relating to a benefit determination or distribution under the Plan must be filed no later than 18 months after the date the claimant first receives notice of the benefit determination or distribution.

9.6 Lawsuits Must Be Filed in the District of Colorado. Any lawsuit relating to a benefit determination or distribution under the Plan must be filed in the United States District Court for the District of Colorado.

ARTICLE X

AMENDMENT, MODIFICATION AND TERMINATION

The Plan Sponsor reserves the right to amend or terminate this Plan at any time by action of the Board, directly or through delegation by the Board to one of its committees. The Company may terminate further deferrals under the Plan for any reason with respect to deferrals for Plan Years beginning after the date of the Company’s termination of the Plan.  In the event of such cessation of deferrals, all other rights and obligations shall continue until all Participants’ Account have been paid to all Participants under the terms of the Plan.  At any time following a Change of Control, the Company may terminate the Plan. If the Company terminates the Plan following a Change of Control within the meaning of Section 409A, each Participant’s Account shall become immediately due and payable.

ARTICLE XI

MISCELLANEOUS

11.1 Gender and Number.    Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

11.2 No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant's employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant. Nothing in this Plan shall limit or impair the Company's right to terminate the employment of any employee.  Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee in its sole discretion.  Participation in this Plan is a matter entirely separate from any pension right or entitlement the Participant may have and from the terms or conditions of the Participant’s employment.  Participation in this Plan shall not affect in any way a Participant’s pension rights or entitlements or terms or conditions of employment.  Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

11.3 Non-Assignability.    Neither a Participant nor a Beneficiary may voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan, and the Committee shall not recognize any such anticipation, assignment, or alienation.  Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests or benefits provided pursuant to the terms of the Plan or the levy of any attachment or similar process thereupon, shall by null and void and without effect.

11.4 Participation in Other Plans.    Nothing in this Plan shall affect any right which the Participant may otherwise have to participate in any retirement plan or agreement which the Company or an Affiliated Company has adopted or may adopt hereafter.

11.5 Governing Law.    To the extent not preempted by federal law, this Plan shall be construed in accordance with, and shall be governed by, the laws of the State of Delaware.

11.6 Entire Understanding.    This instrument contains the entire understanding between the Company and the Employees participating in the Plan relating to the Plan, and supersedes any prior agreement between the parties, whether written or oral.  Neither this Plan nor any provision of the Plan may be waived, modified, amended, changed, discharged or terminated without action by the Board.

11.7 Provisions Severable.    To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.8 Headings.    The article and section headings are for convenience only and shall not be used in interpreting or construing the Plan.

11.9 Successors, Mergers, or Consolidations.  Any Agreement under the Plan shall inure to the benefit of and be binding upon (a) the Company and its successors and assigns and upon any corporation into which the Company may be merged or consolidated, and (b) the Participant, and his heirs, executors, administrators and legal representatives.

11.10  Section 409A.  Anything in this Plan to the contrary notwithstanding, if

(a)on the date of termination of Participant’s employment with the Company or a subsidiary,

(b)Participant is determined to be a Key Employee,

(c)the payments exceed the amounts permitted to be paid pursuant to the Treasury Regulations, and

(d)such delay (6 months plus 1 day) is required to avoid the imposition of the tax set forth in Section 409A as a result of such termination the Participant would receive any payment that, absent the application of this Section 11.10, would be subject to interest and additional tax imposed pursuant to Section 409A, then no such payment shall be payable prior to the date that is the earliest of (i) 6 months and 1 day after the Participant’s Termination Date, (ii) the Participant’s death or (3) such other date as will cause such payment not to be subject to interest and additional tax under Section 409A (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

For purposes of the Plan, a termination of employment shall be considered to occur only upon a Separation from Service within the meaning of Section 409A and the regulations issues under Section 409A.

It is the intention of the Company and the Participant that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A.  To the extent such potential payments or benefits could become subject to such Section, the Company and Participant shall cooperate to structure the payments with the goal of giving the Participant the economic benefits described herein in a manner that does not result in such tax being imposed.

11.2    Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.